Exhibit 13

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

The Board of Directors
The Travelers Insurance Company:

We consent to the use of our reports included herein or incorporated by reference herein, and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information. Our reports covering the December 31, 2003, consolidated financial statements and schedules of The Travelers Insurance Company and subsidiaries refer to changes in the Company's methods of accounting for variable interest entities in 2003, for goodwill and intangible assets in 2002, and for derivative instruments and hedging activities and for securitized financial assets in 2001.

/s/ KPMG LLP

Hartford, Connecticut
October 12, 2004